Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of KeySpan Corporation on Form S-8 of our report dated February 18, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (SFAS) No.142, "Goodwill and Other Intangible Assets" as discussed in Note 1(G), the adoption of SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure" as discussed in Note 1(N) and Note 7, the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations" as discussed in Note 1(P) and the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" as discussed in Note 1(O), and to the application of proceedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the Annual Report on Form 10-K of KeySpan Corporation for the year ended December 31, 2003; and our reports dated June 28, 2004, in the Annual Reports on Form 11-K of KeySpan Energy 401(K) Plan for Management Employees and KeySpan Energy 401(K) Plan for Union Employees for the year ended December 31, 2003.



DELOITTE & TOUCHE LLP
New York, New York
September 30, 2004